INCORPORATED UNDER THE LAWS OF THE STATE OF CALIFORNIA
FEBRUARY 25, 2005

NUMBER

SHARES

Gateway Pacific Bancorp

10,000,000 SHARES COMMON STOCK

10,000,000 SHARES PREFERRED STOCK

THIS CERTIFIES THAT____IS THE REGISTERED

HOLDER OF__________________________________Shares of the Common Stock of

Gateway Pacific Bancorp

HEREINAFTER DESIGNATED "THE CORPORATION," TRANSFERABLE ON THE SHARE REGISTER OF THE CORPORATION UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED OR ASSIGNED.

This certificate and the shares represented hereby shall be held subject to all of the provisions of the Articles of Incorporation and the Bylaws of the Corporation, a copy of each of which is on file at the office of the Corporation, and made a part hereof as fully as though the provisions of said Articles of Incorporation and Bylaws were imprinted in full on this certificate, to all of which the holder of this certificate, by acceptance hereof, assents and agrees to be bound.

Any shareholder may obtain from the principal office of the Corporation, upon request and without charge, a statement of the number of shares constituting each class or series of stock and the designation thereof; and a copy of the rights, preferences, privileges, and restrictions granted to or imposed upon the respective classes or series of stock and upon the holders thereof by said Articles of Incorporation and the Bylaws.

WITNESS THE SEAL OF THE CORPORATION AND THE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.

DATED:

SECRETARY

PRESIDENT